Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Westmoreland-LG&E Partners:
We consent to the incorporation by reference in the registration statement on Form S-8 of Westmoreland Coal Company relating to the Westmoreland Coal Company 2007 Equity Incentive Plan for Employees and Non-Employee Directors, of our report dated March 30, 2007, with respect to the statements of income and comprehensive income, partners’ capital, and cash flows of Westmoreland-LG&E Partners for the six months ended June 30, 2006, which report appears in the December 31, 2007 Annual Report on Form 10-K of Westmoreland Coal Company.

KPMG LLP

Denver, Colorado
April 29, 2008